Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For further information contact:
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Announces Regulatory Approval For Somesville Branch

Bar Harbor, Maine (December 6, 2005) – Bar Harbor Bank & Trust (the "Bank"), a wholly-owned subsidiary of Bar Harbor Bankshares (AMEX: BHB), today announced that it has received regulatory approval from the Federal Deposit Insurance Corporation to establish the previously announced full service Bank branch office in the community of Somesville, Maine. The new branch will be located on Route 102 next to the Mount Desert Post Office, in an already established banking facility. The Somesville Office is scheduled to open in early January 2006.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine.

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